Exhibit 99.1

DIAMONDBACK ENERGY ANNOUNCES PRICING OF SECONDARY

COMMON STOCK OFFERING

Midland, TX (September 18, 2014) – Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback”) announced today the pricing of an underwritten public offering of 2,500,000 shares of its common stock by certain selling stockholders, of which shares 1,250,000 will be sold by certain entities controlled by Wexford Capital LP and 1,250,000 will be sold by Gulfport Energy Corporation (NASDAQ: GPOR). The underwriter will offer the shares from time to time for sale in one or more transactions on the NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The total gross proceeds of the offering (before underwriters’ discounts and commissions and estimated offering expenses) will be approximately $194.3 million. All of the net proceeds from the offering will go to the selling stockholders. The underwriter has an option to purchase up to an additional 375,000 shares of common stock from the selling stockholders.

The offering is expected to close on September 23, 2014, subject to customary closing conditions.

Credit Suisse Securities (USA) LLC is acting as sole book-running manager for the offering. When available, copies of the written prospectus for the offering may be obtained from Credit Suisse Securities (USA) LLC, Prospectus Department (1-800-221-1037), at One Madison Avenue, New York, New York 10010.

The common stock will be sold pursuant to an effective automatic shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. This offering may only be made by means of a prospectus supplement and related base prospectus.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback’s activities are primarily focused on the horizontal exploitation of multiple intervals within the Wolfcamp, Spraberry, Clearfork and Cline formations.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback. Information concerning these risks and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K and any amendments thereto, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement.

# # #

Investor Contact:

Adam Lawlis

+1 432.221.7467

alawlis@diamondbackenergy.com